Exhibit 99(i)

Matthew A. Chambers

+1 202 663 6591 (t)

+1 202 663 6363 (f)

matthew.chambers@wilmerhale.com

January 22, 2016

Lord Abbett Municipal Income Fund, Inc.

90 Hudson Street

Jersey City, NJ 07302-3972

Dear Sirs:

You have requested our opinion in connection with your filing of Post-Effective Amendment No. 74 to the Registration Statement on Form N-1A (the “Amendment”) under the Securities Act of 1933, as amended (Amendment No. 75 under the Investment Company Act of 1940, as amended), of Lord Abbett Municipal Income Fund, Inc., a Maryland corporation (the “Company”), and in connection therewith your registration of shares of capital stock, with a par value of $.001 each, of Classes A, B, C, F, and I of Lord Abbett Short Duration Tax Free Fund; Classes A, B, C, F, I, and P of Lord Abbett Intermediate Tax Free Fund; Classes A, C, F, and I of Lord Abbett AMT Free Municipal Bond Fund; Classes A, B, C, F, I, and P of Lord Abbett National Tax-Free Fund; Classes A, B, C, F, I, and P of Lord Abbett High Yield Municipal Bond Fund; Classes A, C, F, and I of Lord Abbett Short Duration High Yield Municipal Bond Fund; Classes A, C, F, I, and P of Lord Abbett California Tax Free Fund; and Classes A, F, I, and P of Lord Abbett New Jersey Tax Free Fund, and Classes A, C, F, I, and P of Lord Abbett New York Tax Free Fund (collectively, the “Shares”).

We have examined the Articles of Incorporation and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Post-Effective Amendment, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents. We have also assumed that the number of shares issued does not exceed the number authorized.

We are of the opinion that the Shares issued in the continuous offering have been duly authorized and, when issued and paid for in cash at net asset value in accordance with the terms as set forth in the Amendment, the Shares will be validly issued, fully paid, and nonassessable.

Wilmer Cutler Pickering Hale and Dorr llp, 1875 Pennsylvania Avenue NW, Washington, DC 20006

Beijing     Berlin     Boston     Brussels     Denver     Frankfurt     London     Los Angeles      New York     Palo Alto     Washington

Lord Abbett Municipal Income Fund, Inc.

January 22, 2016

We express no opinion as to matters governed by any laws other than Title 2 of the Maryland Code, Corporations and Associations. We consent to the filing of this opinion solely in connection with the Amendment. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

WILMER CUTLER PICKERING
HALE AND DORR LLP

By:	/s/ Matthew A. Chambers
Matthew A. Chambers, a partner